Salomon Brothers Variable Rate Strategic Fund Inc.


Sub-Item 77C (Proxy Statement)

Registrant incorporates by reference Registrant's DEFA 14A dated December 12, 2005 filed on December 12, 2005.
(Accession No. 0001193125-05-235963)

On December 16, 2005, a Special Meeting of Shareholders was held to approve a new management and sub-advisory agreements. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker nonvotes as to each matter voted on at the Special Meeting of Shareholders.

Item Voted on		Votes For   Votes Agains   Abstentions
Management Agreement	3,661,542   453,603	   328,981
Sub-Advisory Agreement  3,598,859   306,216        525,972

The Annual Meeting of Shareholders of the Fund was held on January 27, 2006 for the purpose of considering and voting upon the lection of Directors. The following table provides information concerning the matter voted upon at the Meeting:


Election of Directors		Votes For 	Votes Withheld
Nominees:
Carol L. Colman			7,920,585       142,442
Daniel P. Cronin              7,923,824         139,203
Leslie H. Gelb 			7,918,536       144,491
R. Jay Gerken                 7,921,002         142,025
William R. Hutchinson         7,920,639         142,388
Ricordan Rosett               7,919,682         143,345
Jewald W. Salause             7,922,294         140,733